THOMAS COOK
                               THOMAS & ASSOCIATES
                           4955 S. DURANGO, SUITE 214
                             LAS VEGAS, NEVADA 89113
                                 (702) 524-9151


March  8,  2001


U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re:  The  Cyber  Group  Network  Corporation  -  Form  S-8

Dear  Sir/Madame:

     I have acted as counsel to The Cyber Group Network Corporation, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of twenty million (20,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan, and the registration of seventy million (70,000,000) Shares which are issuable pursuant to the Company's
Non-Employee  Directors  and  Consultants  Retainer  Stock  Plan.

     In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     My  opinion  is  limited  by  and  subject  to  the  following:

     (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.


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     (b)  In  my  examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised Statutes. I express no opinion as to the laws of any other jurisdiction.


                                   Sincerely,


                                   /s/  Thomas  Cook
                                   ----------------------
                                   Thomas  Cook


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